MORGAN GUARANTY TRUST
COMPANY OF NEW YORK
60 Wall Street
New York, NY 10260

J.P. MORGAN SECURITIES INC.
60 Wall Street
New York, NY 10260

MERRILL LYNCH CAPITAL CORPORATION
World Financial Center
North Tower
New York, NY 10281

MERRILL LYNCH & Co.
World Financial Center
North Tower
New York, NY 10281

October 22, 1996

                               COMMITMENT LETTER

Mr. William J. Romig
Vice President and Treasurer
Norfolk Southern Corporation
Norfolk, VA 23510-2191

Dear Bill:

      You have advised us that Norfolk Southern Corporation ("NSC") intends to acquire the company previously identified to us as "Mainline" (the "Acquisition") by means of a cash tender offer (the "Tender Offer") and subsequent merger (the "Merger"). We understand that you will require up to $11,500,000,000 of senior bank debt facilities (the "Credit Facilities") to finance the Acquisition, to refinance your existing bank facilities, to refinance existing debt of Mainline, to pay related fees and expenses, and for general corporate purposes. You have requested us to arrange the Credit Facilities.

      J.P. Morgan Securities Inc. ("JPMSI") and Merrill Lynch & Co. ("ML&Co."; together with JPMSI, the "Arrangers") are pleased to advise you that we are willing to use our best efforts to arrange a syndicate of financial institutions (the "Lenders") to provide the Credit Facilities. In addition, Morgan Guaranty Trust Company of New York ("Morgan") and Merrill Lynch Capital Corporation ("Merrill") hereby severally commit that each will, or will cause an affiliate to, provide up to $2,000,000,000 of the Credit Facilities. JPMSI and ML&Co. are highly confident of our ability under market conditions currently prevailing to successfully arrange the balance of the Credit Facilities, all upon the terms and subject to the conditions hereinafter set forth.

      Attached as Exhibit A to this letter is a Summary of Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions on and subject to which Morgan and Merrill are willing to make their respective portions of the Credit Facilities available.

      It is agreed that Morgan and Merrill will act as the sole agents for, and that JPMSI and ML&Co. will act as sole arrangers of, the Credit Facilities and that no additional agents, co-agents or arrangers will be appointed without the prior written consent of Morgan, JPMSI, Merrill and ML&Co. All aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the tiering and allocations of the commitments among the Lenders and the amount, timing and distribution of fees among the Lenders shall, in each case, be subject to mutual agreement of the Arrangers and NSC.

      You agree to assist JPMSI and ML&Co. in forming any such syndicate and to provide Morgan, JPMSI, Merrill, ML&Co. and the other Lenders, promptly upon request, all information deemed reasonably necessary by them to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants and (b) all information and projections prepared by you or your advisers relating to the transactions described. You agree that any other financings during the syndication process will be subject to approval by Morgan, JPMSI, Merrill and ML&Co. You further agree to make your officers and representatives available to participate in information meetings for potential syndicate members at such times and places as Morgan, JPMSI, Merrill and ML&Co. may reasonably request.

      You represent and warrant and covenant that no written information and no information (written or otherwise) given at information meetings for potential syndicate members (collectively, the "Information") which has been or is hereafter furnished by or on behalf of NSC to Morgan, JPMSI, Merrill and/or ML&Co. in connection with the transactions contemplated hereby contained (or, in the case of Information furnished after the date hereof, will contain) as of the time it was furnished (or is furnished) any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were (or will be) made, not misleading; provided, that the foregoing representation and warranty is made only to the best of your knowledge in the case of Information relating to Mainline and its subsidiaries, which knowledge is principally based upon public disclosure by Mainline; and provided, further, that, with respect to Information consisting of statements, estimates and projections regarding the future performance of NSC and Mainline and their respective subsidiaries (collectively, the "Projections"), no representation or warranty is made other than that the Projections have been (or will be) prepared in good faith utilizing due and careful consideration and the best information available to NSC at the time of preparation thereof. You agree to supplement the Information and the Projections from time to time until the Closing Date (as defined in the Term Sheet) as appropriate, so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, Morgan, JPMSI, Merrill and ML&Co. will use and rely on the Information and the Projections without independent verification thereof.

      Morgan's and Merrill's commitments hereunder are subject to the conditions that (a) after the date hereof there shall not have occurred (i) any Material Adverse Change (as defined in the Term Sheet) or (ii) any material change in or material disruption of financial. bank syndication or capital market conditions that in the opinion of Morgan, JPMSI, Merrill or ML&Co. could materially and adversely affect the syndication of the Credit Facilities; (b) the offer to purchase for the Tender Offer (the "Offer to Purchase") shall be in form and substance satisfactory to Morgan and Merrill and shall include, without limitation, conditions to the effect that any "poison pill" or similar security or contractual arrangement of Mainline, any Pennsylvania statutory provisions restricting the ability of NSC to effect the Merger or other transaction with Mainline and other provisions of law or contract which might materially impede or delay the Merger (other than the requirement of STB approval) or otherwise materially adversely affect the Acquisition or the parties to the Acquisition, shall have been effectively rendered inapplicable to the Tender Offer and the Merger; (c) the merger agreement for the Merger and all other documents and materials publicly filed with respect to the Acquisition shall be reasonably acceptable to Morgan and Merrill; (d) the voting trust referred to in the Offer to Purchase (the "Voting Trust") shall have been approved by all of the required governmental and regulatory bodies, including, but not limited to, the Surface Transportation Board; (e) the Voting Trust shall be acceptable in form and substance to Morgan and Merrill and shall contain no provisions which, in the reasonable opinion of Morgan or Merrill, could affect NSC's ability to perform its obligations with regard to the Credit Facilities, including, but not limited to, provisions which could prohibit Mainline from paying dividends consistent with its historical practices; and (f) Morgan and Merrill shall not discover any information with respect to Mainline which is inconsistent in a material and adverse manner with information supplied by NSC. In addition, Morgan's and Merrill's commitment is subject to the negotiation, execution and delivery prior to March 1, 1997 of definitive documentation with respect to the Credit Facilities satisfactory in form and substance to Morgan, Merrill and their counsel. Such documentation shall contain the terms and conditions set forth in the Term Sheet and such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions (which in each case shall not be inconsistent with the Term Sheet) as shall be satisfactory in all respects to Morgan, Merrill and you. Matters which are not covered by the provisions of this letter and the Term Sheet are subject to the approval of Morgan, Merrill and you.

      You agree to pay all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution and delivery of this letter and the definitive financing agreements (including the reasonable fees and disbursements and other charges of counsel). You agree to indemnify and hold harmless each of Morgan, JPMSI, Merrill, ML&Co. and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such Indemnified Person may become subject insofar as such Losses arise out of or in any way relate to or result from the Acquisition, this letter or the financing contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter. Neither Morgan, JPMSI, Merrill, ML&Co. nor any other Indemnified Person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

      This letter may not be changed except pursuant to a written agreement signed by each of the parties hereto. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

      This letter is delivered to you on the understanding that neither this letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your employees, directors, agents and advisers who are directly involved in the consideration of this matter, (b) to Mainline and its employees, directors, agents and advisers or (c) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law. All descriptions of and references to the Credit Facilities in any filing with a governmental authority or in any press release, advertisement or other public disclosure shall be subject to the prior review of each of Morgan and Merrill.

      If you are in agreement with the foregoing, please sign and return to Morgan the enclosed copies of this letter and the Fee Letter no later than 11:59 p.m. New York time on October 22, 1996. This offer shall terminate at such time unless prior thereto we shall have received signed copies of such letters.

      We look forward to working with you on this transaction.

MORGAN GUARANTY TRUST COMPANY              MERRILL LYNCH CAPITAL
OF NEW YORK                                CORPORATION


By:    /s/ Douglas A. Cruikshank           By:    /s/ Christopher Birosak
   -------------------------------            -------------------------------
Title: Vice President                      Title: Vice President


J.P. MORGAN SECURITIES INC.                MERRILL LYNCH & CO.

By:    /s/ Suzanne Waltman                 By:    /s/ Christopher Birosak
   -------------------------------            -------------------------------
Title: Vice President                      Title: Director


Accepted and agreed to as of the date first above written:

NORFOLK SOUTHERN CORPORATION

By:    William J. Romig
   -------------------------------
Title: Vice President &
       Treasurer

                                PROJECT LIBERTY
                    $11,500,000,000 SENIOR CREDIT FACILITIES

                        Summary of Terms and Conditions

                                October 22, 1996

                        -------------------------------

      The company identified to us as "Ironhorse" intends to acquire the company identified to us as "Mainline" in an "unsolicited" transaction. A credit agreement providing for the Credit Facilities described below will be executed and delivered by the Borrower and the Lenders referred to below (the date of such execution and delivery, the "Closing Date") prior to the date of consummation of the Tender Offer (the "Acquisition Date"), but the initial extensions of credit thereunder shall not be made until the Acquisition Date.

I.    Parties
      -------

Borrower:                      Ironhorse.

Guarantors:                    All direct and indirect Significant
                               Subsidiaries of the Borrower, (including, without limitation, Norfolk Southern Railway and North American Van Lines, Inc.) and, following the date on which the approval of the Surface Transportation Board (the "STB") shall have been obtained (the "STB Approval
                               Date") and the Merger shall have been
                               consummated (the "Merger Date", and the later of such dates, the "Consummation Date"), Mainline (in such capacities, the
                               "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit Parties").

Arrangers:                     J.P. Morgan Securities Inc. and Merrill Lynch
                               & Co. (collectively, in such capacities, the "Arrangers").

Administrative Agent:          Morgan (as defined below) (in such capacity,
                               the "Administrative Agent").

Documentation Agent:           Merrill (as defined below) (in such capacity,
                               the "Documentation Agent"; together with the Administrative Agent, the "Agents").

Lenders: The banks, financial institutions and other entities, including Morgan Guaranty Trust Company of New York

                               ("Morgan") and Merrill Lynch Capital Corporation ("Merrill") selected in the syndication effort (collectively, the "Lenders").

II.   Types and Amounts of Credit Facilities
      --------------------------------------

1.    Term Loan Facility - I
      ----------------------

Amount:                        $2,500,000,000 (the loans thereunder, "Term
                               Loan - I").

Maturity:                      Term Loan - I shall be payable on the earlier
                               of six months from the STB Approval Date and three years from the Closing Date.

Availability:                  A portion of Term Loan - I shall be drawn on the
                               Acquisition Date and a portion on the Merger
                               Date. The commitments under the Term Loan
                               Facility - I shall terminate on the Merger Date immediately after the final funding of Term Loan
                               - I.

Purpose: The proceeds of Term Loan - I shall be used to finance the Acquisition and to pay related fees and expenses.

2.    Term Loan Facility - II
      -----------------------

Amount:                        $3,000,000,000 (the loans thereunder, "Term
                               Loan - II").

Maturity:                      Term Loan - II shall be payable in full 24
                               months after the maturity of Term Loan - I.

Availability:                  A portion of Term Loan - II shall be drawn on
                               the Acquisition Date and a portion on the Merger
                               Date. The commitments under the Term Loan
                               Facility - II shall terminate on the Merger Date immediately after the final funding of Term Loan
                               - II.

Purpose: The proceeds of Term Loan - II shall be used to finance the Acquisition and to pay related fees and expenses.

3.    Term Loan Facility - III
      ------------------------

Amount: $3,000,000,000 (the loans thereunder, "Term Loan - III"; together with Term Loan - I and Term Loan - II, the "Term Loans"). The Term Loan Facility - I, Term Loan

                               Facility - II and Term Loan Facility - III are collectively referred to herein as the "Term Loan Facilities".

Maturity:                      Term Loan - III shall be payable six and
                               one-half years from the Closing Date.

Availability:                  A portion of Term Loan - III shall be drawn on
                               the Acquisition Date and a portion on the Merger
                               Date. The commitments under the Term Loan
                               Facility - III shall terminate on the Merger
                               Date immediately after the final funding of Term
                               Loan - III.

Amortization:                  [To be determined, but substantially equal
                               quarterly payments].

Purpose: The proceeds of Term Loan - III shall be used to finance the Acquisition and to pay related fees and expenses.

3.    Revolving Credit Facility
      -------------------------

Type and Amount of Facility:   Five-year revolving credit facility (the
                               "Revolving Credit Facility") in the amount of $3,000,000,000 (the loans thereunder, the
                               "Revolving Credit Loans"). The Term Loan
                               Facilities and the Revolving Credit Facility are collectively referred to herein as the "Credit
                               Facilities".

Maturity:                      The Revolving Credit Facility shall mature
                               five years after the Closing Date (the
                               "Revolving Credit Termination Date").

Availability:                  The Revolving Credit Facility shall be
                               available on a fully revolving basis
                               commencing on the Acquisition Date and ending on the Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used to finance the Acquisition, to pay related fees and expenses, to refinance a portion of the existing bank debt of Ironhorse (including under the existing credit agreement), and for general corporate purposes.

Drawdowns:                     Minimum amounts of $25,000,000 with additional
                               increments of $1,000,000 . Drawdowns are at the Borrower's option with same day notice for Base Rate Loans, one business day's for Money
                               Market Absolute

                               Rate Loans, two business days for Adjusted CD Loans, three business days for LIBOR Loans, and five business days for Money Market LIBOR Loans.

Money Market Option            The Borrower may request the Agent to solicit
Description:                   competitive bids from the Banks at a margin over
                               LIBOR or at an absolute rate, for interest periods of 30 days or more. Each Bank will bid at its own discretion for amounts up to the total amount of commitments and the Borrower will be under no obligation to accept any of the bids.
                               Any Money Market advances made by a Bank shall be deemed usage of the facility for the purpose of fees and availability. However, each Bank's advance shall not reduce such Bank's obligation to lend its pro rata share of the remaining undrawn commitment.

                               Bid Selection Mechanism: The Borrower will determine the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to the highest rates ("Bid Rates"). If two or more Banks bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Banks in proportion to the amount for which each Bank bid at such Bid Rate. If the bids are either unacceptably high to the Borrower or are insufficient in amount, the Borrower may cancel the auction.


III.  General Provisions
      ------------------

Fees and Interest Rates:       See Pricing Grid.

Borrowing Options:             LIBOR, Adjusted CD, Base Rate and for the
                               Revolving Credit Facility only, Money Market.

                               CD will be automatically adjusted for reserves and other regulatory requirements. LIBOR adjustments for Regulation D will be charged by Banks individually.

                               Base Rate means the higher of Morgan's prime rate or the federal funds rate + 0.50%.

Interest Periods:              Syndicated Borrowings:
                               LIBOR Loans - 1, 2, 3, or 6 months.
                               Adjusted CD Loans - 30, 60, 90, or 180 days.

                               Non-Syndicated Borrowings:
                               Money Market LIBOR Loans - minimum 1 month.
                               Money Market Absolute Rate Loans - min. 14 days.


Optional Prepayments and
Commitment Reductions:         Base Rate Loans may be prepaid at any time on
                               one business day's notice. LIBOR, Adjusted CD and Money Market Loans may not be prepaid before the end of an Interest Period.
                               Optional prepayments of the Term Loans may not be reborrowed. Money Market Loans may not be prepaid without the consent of the relevant
                               Lender.

Mandatory Prepayments and
Commitment Reductions:         The following amounts shall be applied, prior
                               to the Acquisition Date, to reduce the
                               commitments under the Term Loan Facilities, and, following the Acquisition Date, to prepay the Term Loans:

                               (a) 100% of the net cash proceeds of any sale or issuance of equity or incurrence of indebtedness (subject to customary exceptions, including an exception for the net cash proceeds from the issuance of stock in connection with employee benefit plans and dividend reinvestment plans) after the Closing Date by Ironhorse or any of its subsidiaries (including, after Consummation Date, Mainline and its subsidiaries); and

                               (b) 100% of the net cash proceeds of any sale or other disposition after the Closing Date by Ironhorse or any of its subsidiaries (including, after the Consummation Date, Mainline and its subsidiaries) of any assets (excluding (i) the sale of inventory in the ordinary course of business, and (ii) individual asset sales the proceeds of which do not exceed $10,000,000, and
                               (iii) sales of those assets listed on Annex II hereto, the proceeds of which were projected in Ironhorse's base projections to be received by Ironhorse in the 1996 fiscal year); and

                               Mandatory Term Loan commitment reductions shall be applied first, to the reduction of the commitments under the Term Loan Facility - I, second, to the reduction of the commitments under the Term Loan Facility - II and third, to the reduction of the commitments under the Term Loan Facility - III. In the event of any reduction of the commitments under any Term Loan Facility, the installments specified for the relevant Term Loan herein shall be reduced ratably. Mandatory Term Loan prepayments shall be applied first, to the prepayment of Term Loan - I, second, to the prepayment of Term Loan - II and third, to the reduction of the commitments under the Term Loan Facility - III. Each such prepayment shall be applied to the installments of the relevant Term Loan ratably in accordance with the then outstanding amounts thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

IV.   Guarantees and Collateral
      -------------------------

Guarantees:                    All obligations of the Borrower under the
                               Credit Documentation shall be unconditionally guaranteed by the Guarantors.

Collateral:                    The Credit Facilities shall be secured by a
                               perfected first priority security interest in
                               (i) the voting trust certificates of Mainline,
                               (ii) the shares of all significant
                               subsidiaries of Ironhorse and, after the Consummation Date, (iii) the shares of all significant subsidiaries of Mainline. The collateral shall be released upon Ironhorse receiving unsecured senior credit ratings from S&P and Moody's of at least BBB- and Baa3, respectively.

V.    Certain Conditions
      ------------------

Initial Borrowing Conditions:  The making of the Loans on the Acquisition
                               Date shall be conditioned upon satisfaction of each of the following conditions precedent:

                               (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation").

                                (b) There shall have been validly tendered to
                               Ironhorse sufficient shares of Mainline common stock to enable Ironhorse to effect a merger of Mainline with a wholly-owned subsidiary of Ironhorse, without the requirement of any action by any other Mainline security holder; all conditions to purchase set forth in the Offer to Purchase shall have been satisfied without waiver or amendment (except with the prior written consent of the Required Lenders), and Ironhorse shall have accepted for purchase all such tendered shares.

                               (c) Concurrently with the making of the Loans on the Acquisition Date, Ironhorse's existing credit agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid.

                               (d) The Lenders, the Agents and the Arrangers shall have received all fees and expenses required to be paid on or before the Acquisition Date.

                               (e) The Lenders shall have received prior to the [Closing Date] consolidated Ironhorse/Mainline pro forma financial statements as of [September 30, 1996], adjusted to give effect to the consummation of the Acquisition and the financings contemplated hereby (as if such events had occurred on such date).

                               (f) The Agents and the Lenders shall be
                               satisfied that the Credit Facilities, the use of proceeds thereof and the collateral security therefor comply in all respects with Regulations G, T and U of the Board of Governors of the Federal Reserve System.

                               (g) The STB shall have approved the terms of the Voting Trust and such terms shall be acceptable to the Lenders.

                               (h) Ironhorse shall have acquired concurrently with the making of the Term Loans, directly or indirectly, all of the issued and outstanding common stock of Mainline (on a fully diluted basis) at a purchase price (i) not to exceed $100.00 per share and (ii) not to exceed $11,500,000,000 in the aggregate, including fees and assumption of debt.

                               (i) All governmental and material third party approvals (including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other consents [but excluding STB approval]) necessary in connection with the Acquisition and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which has restrained, prevented or otherwise imposed materially adverse conditions on the Acquisition or the financing thereof. The Agents and the Lenders shall have received copies, certified by Ironhorse, of all filings made with any governmental authorities in connection with the Acquisition.

                               (j) The Lenders shall have received such legal opinions (including (i) opinions from counsel to Ironhorse and its subsidiaries, (ii) opinions (if any) delivered to Ironhorse by counsel to Mainline, accompanied by reliance letters in favor of the Lenders and (iii) opinions from such special counsel as may be required by the Agents), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

Ongoing Conditions:            The making of each extension of credit (that
                               increases principal outstanding) shall be conditioned upon (a) all representations and warranties in the Credit Documentation
                               (including, without limitation, the material adverse change representation) being true and correct in all material respects and (b) there being no default or Event of Default (as defined below) in existence at the time of, or after giving effect to the making of, such extension of credit. The "material adverse change representation" shall be to the effect that there has been no material adverse change
                               (a "Material Adverse Change") in the
                               consolidated financial condition, operations, assets, business or prospects taken as a whole of Ironhorse and Mainline from that set forth in the information heretofor made available to the Lenders.

VI.   Representations, Warranties,
      ----------------------------
      Covenants and Events of Default
      -------------------------------

                               The Credit Documentation shall contain
                               representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and Warranties:  Corporate existence; financial condition and statements (including pro forma financial statements); no material adverse change; no litigation; no default; no conflict with law or contractual obligations; corporate action and enforceability of Credit Documentation; approvals; use of proceeds (Federal Reserve regulations); ERISA; taxes; Investment Company Act; Public Utility Holding Company Act; environmental matters; subsidiaries; accuracy of disclosure; ownership of property; intellectual property; and creation and perfection of security interests.

Consummation of Acquisition:     The Borrower shall use its best efforts to
                                 cause the STB approval to be obtained and the Merger to be consummated at the earliest practicable time.

Affirmative Covenants:           Delivery of financial statements, reports
                                 filed with the SEC or delivered to
                                 shareholders, officers' certificates and other information reasonably requested by the
                                 Lenders; notices of defaults, litigation and other material events; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including environmental laws) and material contractual obligations; payment of taxes and other obligations; maintenance of property and insurance; maintenance of books and records; and right of the Lenders to inspect books and records.

Financial Covenants:             Usual and customary for transactions of this
                                 type including, but not limited to:

                                 (a) Interest Coverage Ratio (as defined below) at the end of any fiscal quarter to be not less than the ratios to be mutually agreed upon.

                                 As used herein, "Interest Coverage Ratio" shall mean the ratio of (EBITDA-Capital Expenditures) to Interest Expense determined on a rolling four quarter basis; provided, that until four full fiscal quarters have passed since the Acquisition Date the Interest Coverage Ratio shall be measured for the three, six, and nine month periods commencing with the first full fiscal quarter after the Acquisition Date.

                                 (b) Net Worth on the last day of any fiscal quarter ending after the Acquisition Date to be not less than the sum of (i) 80% of the Net Worth of Ironhorse/Mainline on the [Acquisition Date],
                               (ii) 50% of cumulative Net Income (excluding any losses) since the Acquisition Date and (iii) 100% of the net proceeds of any equity issuances since the Acquisition Date, as at the end of such fiscal quarter.

                               (c) Leverage Ratio (as defined below) at the end of any fiscal quarter to be not greater than ratios to be mutually agreed upon.

                               As used herein, "Leverage Ratio" shall mean the ratio of Total Debt (including guarantees of third-party Debt) to EBITDA.

                               "Interest Expense", "Net Worth", "Net Worth", "Capital Expenditures", "EBITDA" and "Net Income" shall be determined on a consolidated basis in accordance with GAAP unless otherwise agreed by Ironhorse and the Agents and shall in each case be subject to adjustments to be agreed upon by Ironhorse and the Agents.

                               (d) Restricted Investments (as defined below) shall not be permitted. As used herein, "Restricted Investments" shall mean payments, transfers or other distributions of cash or other assets from Ironhorse to Mainline prior to the Consummation Date.

                               (e) Within 45 days of Closing, the Borrower will have entered into and thereafter maintain interest rate agreements fixing the interest rate on at least [40%] of the principal amount of its outstanding debt on such terms as are acceptable to the Lenders.

Negative Covenants:            Limitations on:  maturities or amortization of
                               indebtedness (including preferred stock) prior to the date which is six months after the final maturity of the Loans (subject to a mutually agreed upon basket for any such indebtedness having earlier maturities and other exceptions to be agreed upon, e.g.
                               commercial paper); indebtedness of
                               subsidiaries (subject to a mutually agreed upon basket); investments in Mainline prior to the STB Approval Date; liens, including sale/leaseback transactions (subject to a mutually agreed upon general basket for liens and/or sale-leasebacks and other exceptions to be agreed upon); mergers, consolidations, liquidations, dissolutions and sales of assets; ability of subsidiaries to pay dividends; transactions with affiliates; and changes in fiscal year.

Events of Default:             Nonpayment of principal when due; nonpayment
                               of interest, fees or other amounts when due;
                               material inaccuracy of representations and warranties; violation of covenants: cross event of default; bankruptcy; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control. Certain of the events of default shall include customary thresholds and grace periods to be mutually agreed upon. For the purposes hereof, "Event of Default" refers to any of the foregoing events so long as any requirement for the giving of notice or the lapse of time shall have been satisfied.

VII.  Certain Other Terms:
      --------------------

Voting: Amendments and waivers with respect to the .Credit Documentation shall require the approval of Lenders (the "Required Lenders") holding Loans and commitments representing not less than 51% of the aggregate amount of the Loans and commitments under the Credit Facilities, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount of any scheduled payment (including scheduled installment payments), or extensions of the scheduled maturity date (including scheduled installment dates), of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and
                                 (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and
                                 (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the collateral (except as provided as above).

Assignments and Participations:  The Lenders shall be permitted to assign and sell participations in their Loans and
                                 commitments, subject, in the case of
                                 assignments (other than to another Lender
                               or to an affiliate of the assigning Lender), to the consent of the Administrative Agent and Ironhorse (which consent in each case shall not be unreasonably withheld, and which consent shall not be required if there exists a Default or Event of Default). Non-pro rata assignments shall be permitted. The minimum assignment amount shall be $10,000,000 and the aggregate commitments and/or Loans retained by any assigning Lender shall equal at least $25,000,000, unless (in either case) the assigning Lender's commitments and Loans are being reduced to $0. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Promissory notes shall be issued under the Credit Facilities only upon request.

Yield Protection:              The Credit Documentation shall contain customary
                               provisions (a) protecting the Lenders against loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, prepayment of a Eurodollar
                               Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:  The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Agents and the Lenders in connection with the enforcement of the Credit Documentation (including the fees and disbursements and other charges of counsel).

                               The Borrower shall indemnify, pay and hold harmless the Agents, the Arrangers and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:       State of New York.

Counsel to the Agents and the
Arrangers:                     Davis Polk & Wardwell

Commitment Termination Date:   The Closing Date must have occurred on or
                               before March 1, 1997.

Facility Fee:                  Ironhorse shall pay a per annum fee calculated
                               on a 360 day basis payable on each Lender's commitment irrespective of usage, quarterly in arrears, at the rate set forth on the Pricing
                               Grid attached hereto.

Default Rate:                  At any time when either Borrower is in default
                               in the payment of any amount due under the Credit Facilities, the principal of all Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate Loans.

Rate and Fee Basis:            All per annum rates shall be calculated on the
                               basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime
                               Rate) for actual days elapsed.

                                  PRICING GRID


      Until such time as the Borrower's ratings shall have been affirmed by S&P and Moody's following the announcement of the Offer to Purchase (the "Initial Pricing Period"), pricing shall be as follows:

-------------------------------------------------------------------------------
     EURODOLLAR        BASE RATE LOAN        FACILITY           TOTAL USED
    LOAN MARGIN            MARGIN              FEES                COST
-------------------------------------------------------------------------------
       75 bps              0 bps              25 bps            L + 100 bps

===============================================================================

      The Eurodollar Loan Margin, the Base Rate Loan Margin and the facility fee rate shall be determined in accordance with this Pricing Grid based upon Ironhorse's Senior Unsecured Long-Term Debt Ratings established by S&P and Moody's as follows):


-------------------------------------------------------------------------------
         SENIOR UNSECURED LONG-
           TERM DEBT RATINGS
-------------------------------------------------------------------------------
             S&P     MOODY'S   EURODOLLAR   BASE RATE   FACILITY   TOTAL USED
 CATEGORY                      LOAN MARGIN LOAN MARGIN    FEE        COST

-------------------------------------------------------------------------------
     1       BBB+     Baa1      22.5 bps      0 bps     12.5 bps   L + 35 bps
-------------------------------------------------------------------------------
     2       BBB      Baa2        35 bps      0 bps       15 bps   L + 50 bps
-------------------------------------------------------------------------------
     3       BBB-     Baa3      47.5 bps      0 bps     17.5 bps   L + 65 bps
-------------------------------------------------------------------------------
     4       BB+      Ba1         75 bps      0 bps       25 bps   L + 100 bps
-------------------------------------------------------------------------------
     5       BB       Ba2       87.5 bps     25 bps     37.5 bps   L + 125 bps
-------------------------------------------------------------------------------

     If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply, unless one of the ratings is sub-investment grade, in which case the lower rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating at the midpoint will apply. If there is no midpoint rating, the higher of the two intermediate ratings will apply, unless one of the ratings is sub-investment grade, in which case the lower of the two intermediate ratings will apply.